Exhibit (h)(4)(c)

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

Modern Woodmen of America (the “Society”), a fraternal benefit society, JPMorgan Insurance Trust (the “Trust”), an open-end management investment company organized under the laws of Massachusetts, and J. P. Morgan Investment Management Inc. (the “Adviser” and “Administrator”) a Delaware company entered into a certain participation agreement dated April 24, 2009, (the “Participation Agreement”).  This Amendment (the “Amendment”) to the Participation Agreement is effective as of May 1, 2021, by and among the Society, on its own behalf and on behalf of the separate account of the Society as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), the Trust, the Advisers and the Administrator (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Society invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Account that issues variable annuity contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Society (the “Contract Owners”);

WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Society, on behalf of the Account, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to transmit Trust shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Society intends to comply with the requirements, terms and conditions of Rule 30e-3 to satisfy its obligation to transmit Trust shareholder reports to Contract Owners, including hosting the website of certain Trust materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Society intends to comply with the requirements, terms and conditions of Rule 498A, including the hosting of said website in conformity with applicable provisions of Rule 498A; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Society, the Trust, the Adviser and the Administrator hereby agree to supplement and amend the Participation Agreement as follows:

1.              Website Posting.

(a)         Trust Documents. The Trust and the Adviser shall be responsible for preparing and providing of, and the Society shall be responsible for the website posting requirements of, the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)            Summary Prospectus for the Portfolios;

(ii)        Statutory Prospectus for the Portfolios;

(iii)    Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)     Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)         Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments, if required by Rule 30e-3; and

(vi)     Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)         SEC Filing; Reliance on Third Party to Pull and Provide Documents. Timely filing of the Trust Documents with the U.S. Securities and Exchange Commission (the “SEC”) and availability of the documents on the SEC website shall constitute providing the Trust Documents or particular documents to the Society, including any supplements or amendments to the Trust Documents, which the Society agrees to timely post to the website. If, for any reason, the Fund and Adviser are unable to timely file the Trust Documents with the SEC or the Society notifies the Fund and/or the Adviser that the Trust Documents are unavailable to the Society (or its third party designee) via the SEC website, the Fund and Adviser shall provide the Trust Documents to the Society (or its designee) in an electronic format. The Society agrees that it will use such Trust Documents in the form pulled from the SEC website or provided, as applicable. The Society shall provide prior written notice to the Trust and the Adviser of any proposed modification of the Trust Documents, which notice will describe in detail the manner in which the Society proposes to modify the Trust Documents, and agrees that the Society may not modify the Trust Documents in any way without the prior consent of the applicable Portfolio.

(c)          Format of Trust Documents. If the Fund and Adviser provide the Trust Documents to the Society (or its designee), it will be in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)            are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)        permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)    permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)         Website Hosting. The Society shall host and maintain the website specified in Rule 30e-3 and Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in those rules, provided that the Trust and the Adviser fulfill their obligations under this Amendment.

(e)          Use of Summary Prospectuses.

(i)            The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A, no later than May 1, 2022.

(ii)        The Trust and the Adviser shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A, if available.

(f)           Website Hosting and Notice Expenses. The Society shall bear the costs of posting, maintaining, and managing the Trust Documents on the website hosted by the Society and the costs of preparing and mailing notices of the availability of the Shareholder Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3).

2.              Provision of Trust Documents for Paper Delivery. The Trust and the Adviser shall:

(a)         As the Society may reasonably request from time to time, provide, at the Society’s expense, the Society with sufficient paper copies of the then current Trust Documents, so that the Society may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Society requests shall be fulfilled reasonably promptly after the request from the Society is received by either the Trust or the Adviser.

(b)         Alternatively, if requested by the Society in lieu thereof, the Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type, or at the request of the Society, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then-current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne or reimbursed by the Society.

3.              Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Society), but in no event later than 90 calendar days after the close of each Portfolio’s fiscal year:

(a)         the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with Instruction 16 to Item 4 of Form N-4); and

(b)         the net “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Trust); and

(c)          the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 calendar year periods ending on the date of the most recently completed calendar year (or for the life of the Portfolio, if shorter), and in accordance with Instruction 7 to Item 17 of Form N-4).

4.              Construction of this Amendment; Participation Agreement.

(a)         This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)         To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.              Termination. This Amendment shall terminate upon the earlier of:

(a)         termination of the Participation Agreement; or

(b)         60 days written notice from any Party to the other Parties.

6.              Indemnification.  Each Party specifically agrees to indemnify and hold harmless the other Party (and their officers, directors, trustees and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the other Party (or their officers, directors, and employees) as a result of any failure or alleged failure by a Party to fulfill its duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

7.              Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Society:
Modern Woodmen of America, on behalf of itself and the Separate Account

By:	/s/ W. Kenny Massey
Print Name:	W. Kenny Massey
Title:	President
Date:	July 19, 2021

The Trust:
JPMorgan Insurance Trust

By:	/s/ Jeffrey House
Print Name:	Jeffrey House
Title:	Vice President
Date:	July 21, 2021

The Adviser and Administrator:
J. P. Morgan Investment Management Inc.

By:	/s/ Chris Connelly
Print Name:	Chris Connelly
Title:	Managing Director, Finance, JPMAM
Date:	July 21, 2021